CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 29, 2023, relating to the financial statements of Teucrium Agricultural Strategy No K-1 ETF, Teucrium AiLA Long-Short Agriculture Strategy ETF, and Teucrium AiLA Long-Short Base Metals Strategy ETF (the “Funds”), each a series of Listed Funds Trust, for the period ended April 30, 2023, and to the references to our firm under the headings “Other Service Providers” and“Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Cleveland, Ohio
August 28, 2023